Press Release For immediate release
Invesco Ltd. Announces November 30, 2018
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, December 11, 2018 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $926.0 billion, a decrease of less than 0.1%. The decrease was driven by net long-term outflows and non-management fee earning AUM outflows, offset by favorable market returns, higher money market AUM, foreign exchange and reinvested distributions. FX increased AUM by $0.2 billion. Preliminary average total AUM for the quarter through November 30 were $935.4 billion, and preliminary average active AUM for the quarter through November 30 were $696.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2018(a)	$926.0	$420.2	$223.5	$52.8	$91.6(b)	$137.9
October 31, 2018	$926.1	$417.9	$226.0	$53.8	$88.8	$139.6
September 30, 2018	$980.9	$460.6	$234.3	$57.0	$86.3	$142.7
August 31, 2018	$988.0	$464.0	$235.4	$57.6	$88.7	$142.3
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2018(a)	$690.0	$257.0	$162.8	$52.8	$91.6(b)	$125.8
October 31, 2018	$688.7	$255.8	$163.7	$53.8	$88.8	$126.6
September 30, 2018	$727.0	$283.5	$170.4	$57.0	$86.3	$129.8
August 31, 2018	$734.9	$287.7	$171.3	$57.6	$88.7	$129.6
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2018(a)	$236.0	$163.2	$60.7	$—	$—(b)	$12.1
October 31, 2018	$237.4	$162.1	$62.3	$—	$—	$13.0
September 30, 2018	$253.9	$177.1	$63.9	$—	$—	$12.9
August 31, 2018	$253.1	$176.3	$64.1	$—	$—	$12.7

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $84.7 billion in institutional money market AUM.
(c)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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